Form N-SAR, Sub-Item 77D
Policies with respect to security investments


Nuveen Multistate Trust I
333-16617, 811-07747

On May 31, 2011, notification of changes to the Nuveen Florida Preference Municipal Bond Funds investment policy were filed as a 497 (supplement) to the funds prospectus. A copy of the supplement is contained in the Form 497 filing on May 31, 2011, accession number 0001193125-11-154306 and is herein incorporated by reference
as an exhibit to the Sub-Item 77D of Form N-SAR.